Exhibit (8)(A14)

NSCC Membership Number 2006

SCHEDULE B

VANGUARD FUNDS

Vanguard Emerging Markets Stock Index Fund (Admiral Shares)

Vanguard Emerging Markets Stock Index Institutional

Vanguard Explorer Fund (Admiral Shares)

Vanguard Explorer Fund (Investor Shares)

Vanguard Intermediate-Term Treasury Fund (Admiral Shares)

Vanguard Intermediate-Term Treasury Fund (Investor Shares)

Vanguard Selected Value Fund (Investor Shares)

Vanguard Small-Cap Value Index Fund (Investor Shares)

Vanguard Small-Cap Value Index Institutional

Vanguard Wellington Fund (Admiral Shares)

Vanguard Wellington Fund (Investor Shares)

Vanguard 500 Index Fund (Admiral Shares)

Vanguard Equity Income Fund (Admiral Shares)

Vanguard Extended Market Index Fund (Admiral Shares)

Vanguard Total Bond Market Index Fund (Admiral Shares)

This Schedule B, to the Agreement dated April 15, 2011, is updated and effective as of September 20, 2016 and replaces all prior versions of this Schedule.

THE VANGUARD GROUP, INC.

By:	/s/ Rick Poluch
Print Name:	Rick Poluch
Title:	Principal

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
on behalf of itself and each segregated asset account set forth on Schedule A

By:	/s/ Hal Moody
Print Name:	Hal Moody
Title:	Senior Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Edward Semlies

Title:	Vice President